EXHIBIT 10.8

Peoples Bank                     Master Note
Newton, NC 28658                SIMPLE INTEREST
                                PROMISSORY NOTE
Debtor(s):                                            Loan Number
101700168
SAGEBRUSH, INC.                                       Date
02/04/1997
SAGEBRUSH OF NORTH CAROLINA, LLC                      Loan Amount
$850,000.00
PO BOX 730
CLAREMONT, NC 28610

FOR MONEY BORROWED the undersigned (hereinafter "debtor" whether one or more), jointly and severally, promises to pay to PEOPLES BANK (hereinafter "Bank"), or order, at any office of Bank, the principal sum of Eight Hundred Fifty Thousand and 00/100 Dollars ($850,000.00), plus interest from and including Feb 04, 1997 at the rate of Prime Rate (8.250%) per year, on the unpaid balance until paid.
All interest calculations shall be based on a 360 day year.
Payment shall be made as follows: PAYABLE IN CONSECUTIVE MONTHLY PAYMENT OF $10,650.00 EACH, FIRST APPLIED TO ACCRUED INTEREST, BEGINNING MARCH 10, 1997 AND EACH MONTH THEREAFTER WITH ALL UNPAID PRINCIPAL AND ACCRUED INTEREST DUE FEBRUARY 10, 2007.

In the event periodic accruals of interest shall exceed the periodic fixed payment amount, the fixed payment amount shall be immediately increased, or additional supplemental payments required on the same periodic basis as specified herein (increased fixed payments or supplemental payments to be determined in the Bank's sole discretion), in such amounts and at such times as shall be necessary to pay all accruals of interest for the period and all accruals of unpaid interest from previous periods. Such adjustments to the fixed payment amount or supplemental payments shall remain in effect for so long as the interest accruals shall exceed the original fixed payment amount and shall be further adjusted upward or downward to reflect changes in the variable interest rate. In no event shall the fixed payment amount be reduced below the original fixed payment amount specified above.

X  This Promissory Noted is secured by DEED OF TRUST AND SECURITY
AGREEMENT dated 02/04/1997.

As security for the payment of all present, existing or future debts to Bank, Debtor hereby grants to Bank a security interest in all amounts on deposit with the Bank or owed to Debtor by the Bank. The time for making payments is of the essence. Unless otherwise agreed or required by law, each payment shall be applied in such order and manner as the Bank may elect to unpaid interest, fees, premiums, other charges and to principal. Prepayments may, at the Bank's discretion, be applied in reverse order of the dates periodic payments are due.

The amount of any final payment or the number of payments required to pay the indebtedness in full may differ from any payment schedule disclosed since the schedule contemplates that all amounts will be paid on exact due dates, and interest will accrue daily on the principal balance outstanding. If this obligation has a variable rate, the payment schedule may be affected by a change in the interest rate; however, notwithstanding any such change the rate will not exceed the highest rate permitted by law. When used as a variable rate, Peoples Bank's Prime Rate means the "Prime Rate" designated by the Bank as Peoples Bank's Prime Rate, and not necessarily the lowest rate charged by the Bank to others. Where this obligation contains a variable rate it is agreed that the rate will change on the date of any change in the Peoples Bank's Prime Rate, and the annual percentage rate during the term of the loan will not exceed n.a. % per annum, or the maximum rate allowed by law.

The following shall be grounds for declaration of default: (a) failure of any Debtor to pay any amount due to the Bank as agreed,
(b) failure of any Debtor to comply with any other obligation to the Bank, (c) the death, or declaration of incompetency, of any individual Debtor (or the dissolution, merger or reorganization of any corporate Debtor), (d) loss or destruction of any collateral securing payment to the Bank, (e) the filing of any petition in bankruptcy or insolvency by or against any Debtor, (f) determination by the Bank that any information supplied to the Bank by the Debtor in connection with this credit is materially false or incomplete, (g) determination by the Bank that the prospect of payment of this obligation is impaired, or (h) if the Bank deems itself insecure. Upon determination by the Bank of the existence of any such ground for default, the Bank may, without notice, declare all amounts due hereunder, and under any other obligation to the Bank, immediately due and payable. Any failure of the Bank to declare a default, or to otherwise exercise any right or remedy available to it, shall not constitute a waiver by the Bank of any such right or remedy. All amounts due to the Bank after the Bank declares Debtor in default, shall bear interest at the maximum rate allowed by law, but if there is no such maximum, then at Prime Rate per annum until paid.

Upon default, Debtor agrees to pay the Bank such reasonable attorney fees as may be allowed by law, plus all other expenses reasonably incurred by the Bank (including attorney fees) in exercising its rights or remedies, enforcing its rights against others, or in storing, protecting, or repossessing any collateral.

Unless this Promissory Note is payable in a single payment, and not by installments of interest or principal and interest, Debtor agrees to pay a late fee of 4.00% of the amount of any payment past due for 15 days or more.

All parties to this Promissory Note, including each Debtor and any sureties, endorsers, or guarantors hereby waive protest, presentment, notice of dishonor and all other notices required by law. All parties agree to remain bound hereunder notwithstanding any release of other parties, the release or surrender of collateral, or any extension of time for payment.

IN TESTIMONY WHEREOF, as of the day and year first above written, each individual Debtor has hereunto set his hand and adopted as his seal the word "SEAL" appearing beside his name, and each corporate Debtor has, pursuant to proper corporate authority, caused this Promissory Note to be executed by its President.

                                        SAGEBRUSH OF NORTH
CAROLINA, LLC
                                        By: /s/ L. Dent Miller
                                        Member

                                        SAGEBRUSH, INC.
/s/ Noland M. Mewborn                   By: /s/ L. Dent Miller
Attest                                  President